Exhibit 5.2

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
June 14, 2005	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
Harrah’s Entertainment, Inc.	Moscow	Tokyo
One Harrah’s Court	New Jersey	Washington, D.C.
Las Vegas, Nevada 89119

Re:          Registration on Form S-8 of 7,084,018 shares of Common Stock, par value $0.10 per share, of Harrah’s Entertainment, Inc.

Ladies and Gentlemen:

We have acted as counsel to Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 14, 2005 (the “Registration Statement”) of 7,084,018 shares of Company common stock, par value $0.10 per share (the “Shares”), issuable under the (i) Park Place Entertainment Corporation 1998 Stock Incentive Plan, (ii) the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan, (iii) the Caesars Entertainment, Inc. 2004 Long Term Incentive Plan, and (iv) the Amended and Restated Park Place Entertainment Corporation Employee Stock Purchase Plan (collectively, the “Plans” and individually a “Plan”).  The Plans are being assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of July 14, 2004 (the “Merger Agreement”), by and among the Company, Harrah’s Operating Company, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“HOC”), and Caesars Entertainment, Inc., a Delaware corporation (“Caesars”), whereby Caesars will merge with and into HOC, with HOC as the surviving entity (the “Merger”).  This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of the Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing and in reliance thereon, we are of the opinion that, as of the date hereof, upon the issuance and sale of the Shares, each in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the applicable Plan and the Registration Statement, including without limitation, collection of required payment for the Shares, the Shares will be legally and validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP